EX-23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Emeritus Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements described above refers to the adoption by Emeritus Corporation of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements, which was adopted effective January 1, 2009.

/s/ KPMG LLP

Seattle, Washington

June 10, 2010